UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2005

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan	48108

(Address of principal executive offices)	(Zip Code)

(734) 827-5400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 1.01. Entry into Material Definitive Agreement.

On December 15, 2005, Affinia Group Holdings, Inc. (the "Affinia Group"), the parent company of Affinia Group Intermediate Holdings Inc. (the "Registrant"), entered into stockholder's and other agreements with certain officers, directors and key employees (collectively, the "Executives") of the Company and the Registrant, pursuant to which those Executives purchased an aggregate of 9,520 shares (the "Shares") of the Affinia Group's common stock for $100.00 per Share in cash. The Affinia Group received aggregate proceeds of $952,000 as a result of the offering, which was made pursuant to the Affinia Group's 2005 Stock Incentive Plan.

The stockholder's agreements impose restrictions on transfers of the Shares by the Executives and also provide for various put and call rights with respect to the Shares. These put and call rights include the Executive's right to require Affinia Group to purchase the Shares on death or disability at the then-fair market value of the Shares and Affinia Group's option to repurchase the Shares upon specified events, including termination of service or employment at a price equal to the then-fair market value or, in certain circumstances, at a price equal to the lesser of $100.00 and the then-fair market value. The Executives have also been granted limited "piggyback" registration rights with respect to the Shares. Certain Executives also entered into confidentiality and non-competition agreements in connection with their purchase. The 2005 Stock Incentive Plan and a form of the stockholder's agreement were filed as Exhibits 10.16 and 10.18, respectively, to Affinia Group Inc.'s Registration Statement on Form S-4 filed on September 8, 2005, and are hereby incorporated by reference.

The offers and sales of the Shares were exempt from the registration requirements of the Securities Act of 1933 in reliance on Rule 701 issued thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: December 20, 2005	By: /s/ Steven E. Keller Name: Steven E. Keller Title: General Counsel